Exhibit 3.13

LIMITED LIABILITY COMPANY

AGREEMENT OF

ATM NATIONAL, LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement (this “Agreement’) of ATM National, LLC (the “Company”), dated as of December 14, 2005, is adopted, executed and agreed to by Cardtronics, Inc. (the “Member”).

1. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act’) on or about December 9, 2005.

2. Term. The Company shall have a perpetual existence, subject to dissolution in accordance with Section 8 of this Agreement.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. The Member shall be the sole member of the Company.

5. Contributions. The Member has made an initial capital contribution to the Company in the amount of $1,000 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management by Member; Officers. The management of the Company is fully reserved to the Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The Member may designate one or more persons to be officers of the Company. Such officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Member may delegate to them from time to time.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

Signature page follows.

Limited Liability Company Agreement of ATM National, LLC

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the date first above written.

CARDTRONICS, INC.

By:	/s/ Thomas E. Upton
Name:	Thomas E. Upton
Title:	Chief Administrative Officer

Signature Page to

Limited Liability Company Agreement of ATM National, LLC